SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ARIZONA PUBLIC SERVICE COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 BRUCE GARDNER
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:
   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:
   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:
   _____________________________________________________________________________

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                         Arizona Public Service Company
                   P.O. BOX 53999, PHOENIX, ARIZONA 85072-3999

                           NOTICE AND PROXY STATEMENT
                       For Annual Meeting of Shareholders
                       To Be Held On Tuesday, May 21, 1996

To the Shareholders:

     The seventy-sixth annual meeting of shareholders of Arizona Public Service Company will be held at the offices of the Company at 400 North Fifth Street in Phoenix, Arizona, on Tuesday, May 21, 1996, at 10:00 a.m., for the following purposes:

          To elect a Board of Directors to serve for the ensuing year or until their successors are elected and qualified; and

          To transact such other business as may properly come before the meeting or any adjournment thereof.

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Company's Board of Directors. So far as management is aware, the matters set out in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the Proxy Committee named in the enclosed proxy will vote thereon in accordance with its judgment.

     Shareholders are earnestly requested to date, sign and mail promptly the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. You are entitled to revoke your proxy at any time before it is exercised and vote your shares in person if you attend the meeting.

     The management of the Company cordially invites you to attend the meeting.

                                              By order of the Board of Directors
                                                                 NANCY C. LOFTIN
                                                                       Secretary
Approximate date of mailing to shareholders:
April 19, 1996

                             ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed proxy to vote for the nominees listed below to serve as members of the Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified. If, between the mailing of this Proxy Statement and the meeting date, any such individual becomes unavailable to serve (which is not anticipated), the proxies may be voted for a person properly nominated or the number of directors to be elected will be reduced accordingly. The following information has been furnished by the respective nominees as of March 25, 1996. The term "Pinnacle West" refers to Pinnacle West Capital Corporation, the Company's parent.

                                    NOMINEES


O. Mark DeMichele, 62, is President and Chief Executive Officer of the Company and first became a director in September 1982. Mr. DeMichele was elected President and Chief Operating Officer of the Company in 1982 and became Chief Executive Officer in January 1988. Mr. DeMichele is also a director of Pinnacle West.

Martha O. Hesse, 53, has been a director since December 1991. She is President of Hesse Gas Company, Houston, Texas (marketing of gas and other fuels). In
1990, Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services), and from 1986 to 1989, she was Chairman of the Federal Energy Regulatory Commission. Ms. Hesse is also a director of Pinnacle West, Sithe Energies, Inc., Mutual Trust Life Insurance, Laidlaw Inc., and American Natural Resources Company and ANR Pipeline Company, subsidiaries of Coastal Corp.

Marianne Moody Jennings, 42, has been a director since March 1987. She is a Professor of Legal and Ethical Studies in Business at the College of Business, Arizona State University, where she has worked for more than five years. In addition, Ms. Jennings is a textbook author, and since 1977 she has been a consultant for various firms. Ms. Jennings is also a columnist for The Arizona Republic and a director of Lincoln Center for Applied Ethics.

Robert G. Matlock, 62, has been a director since April 1993. He has, since 1984, been an independent management consultant to various governmental agencies involved in developing nuclear energy resources and to utilities operating nuclear facilities.

Jaron B. Norberg, 58, has been a director since July 1986. He has, for over five years, served as Executive Vice President and Chief Financial Officer of the Company.

John R. Norton III, 66, is Chairman of the Board and Chief Executive Officer of J.R. Norton Company (agricultural production), Phoenix, Arizona, and was first elected as a director of the Company in January 1984. Mr. Norton resigned as a director in May 1985 to accept appointment as U.S. Deputy Secretary of Agriculture, a position he held until February 1986. In February 1986 he was re-elected as a director of the Company. Mr. Norton is also a director of Pinnacle West, Aztar Corporation (casino hotels), and Terra Industries Inc. (agricultural chemicals).

William J. Post, 45, is Senior Vice President and Chief Operating Officer of the Company and Executive Vice President of Pinnacle West. From April 1986 to June 1993, Mr. Post served as Vice President of the Company. In June 1993 he was elected Senior Vice President. Mr. Post was elected Chief Operating Officer and member of the Board of the Company in September 1994. He was elected Executive Vice President of Pinnacle West in June 1995. Mr. Post is also a director of Nuclear Electric Insurance Limited (NEIL).

Donald M. Riley, 52, has been a director since June 1987. He is President and General Manager of Gilpin's Construction Company, Inc. (general contractor), Yuma, Arizona.

Henry B. Sargent, 61, is President of El Dorado Investment Company, a subsidiary of Pinnacle West. From 1985 until his retirement in June 1995, Mr. Sargent served as Executive Vice President and Chief Financial Officer of Pinnacle West. Mr. Sargent served as a director of the Company from January 1976 until he resigned in July 1986. He was re-elected as a director in May 1990. Mr. Sargent is also a director of Pinnacle West and Megafoods Stores, Inc.

Wilma W. Schwada, 69, has been a director since September 1977. She is a civic leader and homemaker, Phoenix, Arizona.

Richard Snell, 65, has been a director since July 1975. He was elected Chairman of the Board of the Company pursuant to his being selected as Chairman of the Board, President, and Chief Executive Officer of Pinnacle West as of February 1990. He is also a director of Aztar Corporation, Banc One Arizona Corporation and Bank One Arizona, N.A.

Dianne C. Walker, 39, has been a director since June 1994. She is an independent consultant on electric utility mergers and acquisitions and asset purchase transactions. Ms. Walker served as an electric energy consultant for Bear Stearns from January 1990 to December 1994. Ms. Walker is also a director of Satellite Technology Management, Comdial Corporation, and Microtest, Inc.

Ben F. Williams, Jr., 66, has been a director since December 1970. He practices law as a sole practitioner in Tucson, Arizona. Mr. Williams was a partner in the law firm of Lesher and Williams, Tucson, Arizona, from January 1992 to June 1994. Prior to 1992, Mr. Williams practiced law as a sole practitioner in Douglas, Arizona.

Thomas G. Woods, Jr., 69, is retired. He served as a consultant to the Company between 1985 and 1992 and has been a director since November 1977. He retired in February 1985 as Executive Vice President of the Company.

                               VOTING SECURITIES

     Each of the 76,207,761 shares of the Company's capital stock (71,264,947 shares of common and 4,942,814 shares of preferred) outstanding at the close of business on March 25, 1996 entitles the holder to notice of, and to vote at, the meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy.



                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     All of the outstanding shares of the common stock of the Company are owned by Pinnacle West. Pursuant to a Pledge Agreement, dated as of January 31, 1990 between Pinnacle West and Citibank, N.A., as Collateral Agent (the "Pledge
Agreement"), and as part of a restructuring of substantially all of its outstanding indebtedness, Pinnacle West granted certain of its lenders a security interest in all of the Company's outstanding common stock. Until the Collateral Agent and Pinnacle West receive notice of the occurrence and continuation of an Event of Default (as defined in the Pledge Agreement), Pinnacle West is entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the common stock. As to matters other than the election of directors, Pinnacle West agreed not to exercise or refrain from exercising any such right if, in the Collateral Agent's judgment, such action would have a material adverse effect on the value of the common stock. The pledgees under the Pledge Agreement do not presently beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) the Company's outstanding common stock.

     No director-nominee is the beneficial owner of any of the outstanding capital stock of the Company except for Mr. Thomas G. Woods, Jr., who beneficially owns, in trust with his wife, 700 shares of the Company's $2.625 Cumulative Preferred Stock, Series C, which is less than 1% of the class.

     The following table shows each person who at the close of business on December 31, 1995 was known by the Company to beneficially own more than 5% of any class of the capital stock of the Company:

                                                                       Percent
 Title of          Name and Address of        Amount and Nature of        of
   Class            Beneficial Owner          Beneficial Ownership      Class
   -----            ----------------          --------------------      -----

  Common          Pinnacle West Capital            71,264,947          100.00%
                       Corporation                  (Direct)
              400 East Van Buren, Suite 700
                    Phoenix, AZ 85004

 Preferred    Travelers Group Inc. and its       265,714 Shares         5.38%
                       affiliates:             $1.8125 Cumulative
              Associated Madison Companies,      Preferred Stock
                          Inc.                      Series W
                   PFS Services, Inc.               (Direct)
             The Travelers Insurance Group,
                          Inc.
             The Travelers Indemnity Company
                  388 Greenwich Street
                   New York, NY 10013



                     OWNERSHIP OF PINNACLE WEST SECURITIES
                                 BY MANAGEMENT

     The following table sets forth as of March 25, 1996 the number of shares of Pinnacle West common stock beneficially owned by each director, each director-nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. Shares which may be acquired within 60 days by the exercise of stock options are shown separately. Unless otherwise indicated, the owners listed have sole voting and investment power.

                                             Shares Under           Total
                             Shares            Options             Shares
                          Beneficially       Exercisable        Beneficially
Name or Group               Owned(1)        Within 60 Days          Owned
- -------------               --------        --------------          -----

Kenneth M. Carr(2)               10                -0-                  10
O. Mark DeMichele           112,053             96,208             208,261
Martha O. Hesse               2,200             14,000              16,200
Marianne M. Jennings            110                -0-                 110
James M. Levine              18,749              8,669              27,418
Robert G. Matlock             1,000                -0-               1,000
Jaron B. Norberg             41,191             43,115              84,306
John R. Norton III           16,000             17,500              33,500

                                             Shares Under           Total
                             Shares            Options             Shares
                          Beneficially       Exercisable        Beneficially
Name or Group               Owned(1)        Within 60 Days          Owned
- -------------               --------        --------------          -----

William J. Post              24,522             32,043              56,565
Donald M. Riley               2,500                -0-               2,500
Henry B. Sargent             26,594             10,500              37,094
Wilma W. Schwada              1,264                -0-               1,264
Verne D. Seidel(2)            1,457                -0-               1,457
Richard Snell                48,407            364,166             412,573
William L. Stewart           17,100             39,666              56,766
Dianne C. Walker                100                -0-                 100
Ben F. Williams, Jr.          2,100                -0-               2,100
Thomas G. Woods, Jr.          2,400                -0-               2,400
All Directors and
Executive Officers as
a Group (28 persons)        408,394            722,951           1,131,345(3)

______________

(1) Includes shares subject to restrictions under Pinnacle West stock incentive plans and shares in the Company's employee savings plan. Also includes in the cases of: Mr. DeMichele, 51,037 shares held in a trust in which investment and voting power is shared; Mr. Norton, 500 shares held by his wife, 500 shares in a profit-sharing plan, and 2,000 shares held in a trust for Mr. Norton's late mother, for which he serves as trustee; Mr. Sargent, 21,369 shares held in a trust in which investment and voting power is shared; Mr. Woods, 2,400 shares held in a trust in which investment and voting power is shared; and shares as to which investment or voting power is shared with spouses, as follows: Mr. Carr, 10; Ms. Jennings, 110; Mr. Matlock, 1,000; Mr. Norberg, 27,575; and Mr. Williams, 2,100.

(2) Messrs. Carr and Seidel, at mandatory retirement age, are not standing for re-election as directors.

(3) Includes 121,937 shares in which voting or investment power is shared with others. Such total amount accounted for 1.3% of the total outstanding shares of Pinnacle West; however, no individual owns as much as 1%.

                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met twelve times in 1995. Certain required information is provided below with regard to the Human Resources and the Audit Review Committees of the Board. There are presently two other standing committees of the Board that are important to its overall operations. Each director then in office attended 88% or more of the meetings of the full Board and of the committees on which he or she served.

     The Human Resources Committee is composed of Mr. Riley as chairman, and Mmes. Hesse, Jennings, and Schwada and Messrs. Carr, Matlock, Seidel, and Williams as members.* The Committee met five times in 1995. In addition to the responsibilities mentioned in the Report of the Human Resources Committee which is contained in this Proxy Statement, the Committee also recommends prospective new Board members to the full Board. The Committee may consider shareholder suggestions with respect to new nominees for the Board if the suggestion is sent to the Secretary of the Company at the address on the cover page of this Proxy Statement.

     The Company's Audit Review Committee reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm, approves the general nature of the services to be performed by the firm, and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationships among that group, management of the Company, and its independent accountants. The Committee met five times in 1995 and consisted of Ms. Jennings as chairman, Ms. Hesse, and Messrs. Riley, Seidel and Woods. As of January 16, 1996, its chairman is Ms. Hesse and its members are Ms. Schwada and Messrs. Norton, Seidel, Williams, and Woods.

_________________

* On January 16, 1996, after the Human Resources Committee finalized its decisions for 1995, it was reorganized along with all of the committees of the Board. During 1995 the Human Resources Committee was comprised of the following members: Mr. Norton as chairman, and Mmes. Hesse, Jennings, Schwada, and Walker and Messrs. Riley and Williams.

     In 1995, non-employee directors received an annual retainer of $18,000. With certain exceptions, non-employee directors also received $900 for each board meeting attended and $700 for each committee meeting attended.

     The  Company  has  a  directors'   retirement  plan  which,   with  certain
exceptions, provides to non-employee directors over the age of 65 an annual payment of $12,000 upon their retirement from the Board. This payment is limited to the number of credited years that the director served on the Board or until the director dies, whichever occurs first. With limited exceptions, directors will be credited only for years of service on the Board prior to age 65.

     The Company has consulting agreements with Messrs. Carr and Matlock under which they are each paid $150 per hour (maximum of $40,000 per year), plus expenses, for consulting services relating to the Company's nuclear operations. In 1995 the following amounts were paid for fees and expenses: Kenneth M. Carr
- -- $13,196.42; and R. G. Matlock & Associates, Inc. -- $15,573.60 (Mr. Robert G. Matlock is President and Chief Executive Officer of R. G. Matlock & Associates, Inc.).



                    REPORT OF THE HUMAN RESOURCES COMMITTEE

     The Company's Human Resources Committee is composed of eight directors (seven directors during 1995), none of whom currently is, or has ever been, an officer or employee of the Company or any of its subsidiaries. The responsibilities of the Committee include reviewing annually and recommending to the full Board of Directors the cash compensation paid to the Company's officers, establishing annual goals for such officers, and approving the payment of variable pay incentives when such goals are met. Pursuant to these duties, the Committee obtains information regarding stock incentive plans authorized by Pinnacle West shareholders under which stock options and other long-term incentives may be awarded to the Company's officers and key employees by the Human Resources Committee of the board of Pinnacle West. Information regarding the compensation objectives and philosophy of the Pinnacle West Human Resources Committee was taken from that committee's report contained in the proxy statement relating to Pinnacle West's 1996 Annual Meeting of Shareholders.

     The executive compensation policy, as developed and adopted by the Committee, is incentive-based and provides for short- and long-term incentives in the form of bonuses and stock. The policy is designed to reward individual performance in critical areas of the Company's operations, including cost management, earnings performance, customer service, safety and environmental concerns. Incentive goals are developed annually to focus on the Company's profitability and its operational results in the short and long term. The Committee sets the compensation of Company officers in accordance with comparable median industry levels and the achievement of incentive goals.

     Pursuant to a law enacted in 1993, publicly-traded corporations generally will not be permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based." While the Committee is biased toward rewarding performance through the bonus and equity participation programs, certain features of these programs do not fit the law's stringent definition of "performance-based," and limited amounts of compensation may therefore not be deductible.

     The Committee retains an international benefits and compensation consulting firm to report annually on how the Company's officers' compensation compares to the compensation paid to officers performing similar functions at comparable utility companies. Information was provided for ten other organizations engaged primarily in the electric utility business and having characteristics similar to the Company in terms of size, assets under management, and nuclear generation, eight of which are included in the companies comprising the Edison Electric Institute Index used in the performance graph on page 14. The Committee also considered the compensation figures in the proxy statements of seven additional utility companies which supported the findings of the consultant's report.

Components of Compensation

Base Salary

     The Committee reviews each executive officer's base salary annually. To determine an appropriate salary level, consideration is given to individual performance, level of responsibility, prior experience and expertise, and base pay of officers performing similar functions at comparable utility companies. Base salaries for Company officers were at or below median salaries of comparable utility companies. Salary increases for the majority of the officers were not more than 2% of their 1994 salaries. The exceptions were two officers who were in the lower range of their respective pay grades, two officers whose salaries were increased in recognition of their expertise, and Mr. Post, whose salary was increased at the time of his accepting additional responsibilities. The small percentage increase is in keeping with the Committee's policy of having a significant portion of compensation achieved through incentives, such as bonuses, tied to Company performance and the attainment of goals established by the Committee.

Cash Incentives

     Under the Company's variable pay plan for officers, the total compensation of the Chief Executive Officer as well as the other executive officers is significantly impacted by their degree of accomplishment in meeting certain critical success indicators established by the Committee at the beginning of each year. The amount of incentive compensation paid, if any, depends on the degree of success in meeting these goals. However, the plan does not allow any cash incentive payments to be paid unless the Company experiences lower than budgeted capital and operations and maintenance expenditures, and threshold earnings and efficiency ratios are met. The other indicators established by the Committee related to customer satisfaction. Under the plan, the incentive payment for 1995 could reach 60% of Mr. DeMichele's year end base salary and from 37% to 54% of the year end base salary of the other officers, depending on their position. 100% of Mr. DeMichele's cash incentive payment and 40% of the other officers' cash incentive payments are based on overall corporate performance. The remaining 60% of the cash incentive payments for the officers (other than Mr. DeMichele) is based on the achievement of key result area targets on each officer's Performance Enhancement Plan.

     The  1995  cash  incentive  payments  resulted  from  Company   performance
exceeding all of the overall corporate goals and a majority of the department key result area targets.

Long-Term Incentives

     The Human Resources Committee of the board of Pinnacle West, the Company's parent, makes the decisions on long-term incentives and believes that the ultimate measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, the Pinnacle West Committee began in the Fall of 1990 to make systematic grants of restricted stock and stock options to officers and key management employees of Pinnacle West and its subsidiaries, including the Company, in order that officers and key management employees could participate in those rewards through stock ownership.

     The primary objective of Pinnacle West's stock incentive program is to encourage stock ownership on a continuing basis. To that end, restricted stock awards do not vest unless participants meet predetermined share ownership guidelines, determined at the time of grant, that expose them to financial risks similar to other shareholders.

     The size of awards made by the Human Resources Committee of the board of Pinnacle West to the Company's participants in the program is determined by making assumptions as to how, generally, the stock should perform if Pinnacle West and its subsidiaries achieve their longer-term goals. The Pinnacle West Committee then determines the size of each grant with the goal of bringing the recipient's total compensation to a level approximately equal to or slightly ahead of the competitive level, provided the stock performs as assumed. In the case of Mr. DeMichele, the 1995 restricted stock award was larger in partial recognition of the reduction of his personal earnings capacity that will result from his announced retirement, which will occur some two years before his normal retirement date. See the Summary Compensation Table (page 15) and Pinnacle West Stock Option Grants in 1995 chart (page 16) for information regarding long-term incentive awards granted to the Company's five most highly compensated executive officers during 1995.

     This Committee concurs with the position taken by the board of Pinnacle West, and its program regarding grants of restricted stock and stock options to officers and key employees of the Company.

     The foregoing report of the Human Resources Committee is provided by its 1995 members: Mr. Norton (Chairman), Mmes. Hesse, Jennings, Schwada, and Walker, and Messrs. Riley and Williams.

                               PERFORMANCE GRAPH

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1990 in Pinnacle West stock and in the market represented by each of two indices (the Dow Jones Equity Market Index and the Edison Electric Institute Index of 100 Investor-Owned Electrics), and that any dividends were reinvested. The common stock of Pinnacle West is used to measure the performance of the Company because the Company is the largest subsidiary of Pinnacle West and its operations account for substantially all of Pinnacle West's operating revenues.


                            COMPARISON OF FIVE-YEAR

                            CUMULATIVE TOTAL RETURN


                       Data Points for Performance Graph
                     in APS' Proxy for 1996 Annual Meeting

          Date          Pinnacle West          Dow Jones          EEI
          ----          -------------          ---------          ---

        12/31/90        100.00                 100.00             100.00
        12/31/91        173.75                 132.44             128.87
        12/31/92        203.75                 143.83             138.69
        12/31/93        225.75                 158.14             154.11
        12/31/94        206.50                 159.36             136.28
        12/31/95        307.00                 220.51             178.55

                             EXECUTIVE COMPENSATION

     The following tables on compensation and stock options relate to the five most highly compensated executive officers of the Company. Information given with respect to stock options and restricted stock relate to shares of the common stock of Pinnacle West.

                           SUMMARY COMPENSATION TABLE

                             Annual Compensation    Long-Term Compensation
                             -------------------    ----------------------
                                                                 Securities       All
   Name and                                         Restricted   Underlying      Other
   Principal                                          Stock        Options      Compen-
   Position          Year     Salary      Bonus     Awards(1)      Granted     sation(2)
- ------------------- ------- ---------- ----------- ------------ ------------- -----------
 O. Mark             1995   $409,904   $245,942     $526,848       21,000      $24,037
 DeMichele           1994    402,008    242,690      380,000       25,000       12,873
 President, CEO &    1993    394,642    136,994      110,625       25,000       14,757
Director

 James M. Levine     1995   $180,473   $101,405     $ 32,928        6,000      $12,349
 VP, Nuclear         1994    176,875     59,382       26,600        7,000        5,066
Production           1993    173,495     36,828       28,763        6,500        1,763

 Jaron B. Norberg    1995   $259,344   $126,819     $ 76,832       14,000      $15,230
 Exec. VP, CFO &     1994    254,400    129,717       60,800       16,000        9,339
Director             1993    248,614     70,014       57,525       13,000        9,289

 William J. Post     1995   $287,500   $175,500     $ 93,296       17,000      $12,229
 Senior VP, COO      1994    195,522    145,672       64,600       17,000        5,265
 & Director          1993    160,142     44,831       33,188        7,500        7,347

 William        L.   1995   $306,595   $186,214     $ 90,552       16,500      $10,175
Stewart              1994    307,869    152,400      237,200       69,000          818
 Executive VP,       1993        -0-        -0-          -0-          -0-          -0-
Nuclear

__________________
(1) The value of the restricted stock is based on the closing market price of Pinnacle West common stock on the date the restricted shares were granted. The restrictions lapse on most restricted stock awards made in 1995 upon (i) the passage of three years from date of grant or upon retirement after the age of 60, and (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Pinnacle West Human Resources Committee at the time of grant. Dividends that are payable in cash or stock will be withheld until the restrictions lapse. Mr. DeMichele, who is 62 years old, has announced his intention to
     retire  from  the  Company  in  February,   1997.   Upon  Mr.

     DeMichele's retirement, the time restrictions on his 1995 restricted stock award (19,200 shares) will lapse. Additionally, Mr. DeMichele's 1995 grant does not contain an unrestricted stock matching requirement.

     The aggregate number of restricted shares held and their value (in brackets) as of December 31, 1995 are as follows: Mr. DeMichele -- 44,200 [$1,270,750]; Mr. Levine -- 3,900 [$112,125]; Mr. Norberg -- 8,600
     [$247,250];  Mr.  Post --  8,300  [$238,625];  and Mr.  Stewart  --  17,100
     [$491,625].

(2) This column includes (i) the above market portion of interest accrued in 1995 on funds deferred under a deferred compensation plan in the following amounts: Mr. DeMichele -- $11,705; Mr. Levine -- $7,421; Mr. Norberg -- $5,554; Mr. Post -- $6,733; and Mr. Stewart -- $1,969;
     (ii) Company contributions made during 1995 under the Company's Employee Savings Plan in the following amounts: Mr. DeMichele -- $4,500; Mr. Levine -- $3,974; Mr. Norberg -- $4,500; Mr. Post -- $4,500; and Mr.
     Stewart -- $-0-; and (iii) premiums paid by the Company for life insurance in the following amounts: Mr. DeMichele -- $7,832; Mr. Levine -- $954; Mr. Norberg -- $5,176; Mr. Post -- $996; and Mr. Stewart --
     $8,206.

                   PINNACLE WEST STOCK OPTION GRANTS IN 1995

                   Number of      Percent
                  Securities     of Total
                  Underlying      Options                             Grant Date
                    Options     Granted To     Exercise   Expiration     Present
Name                Granted      Employees     Price(1)      Date       Value(2)
- ----                -------      ---------     --------      ----       --------

Mr. DeMichele        21,000         6.12%       $27.44     Nov. 2005     $43,680
Mr. Levine            6,000         1.75%        27.44     Nov. 2005      16,800
Mr. Norberg          14,000         4.08%        27.44     Nov. 2005      39,200
Mr. Post             17,000         4.95%        27.44     Nov. 2005      47,600
Mr. Stewart          16,500         4.81%        27.44     Nov. 2005      46,200

____________________
(1) Options vest annually in installments of 33% per year beginning on the first anniversary of the date of grant. All options not already exercisable will become exercisable if an individual retires on or after the age of 60. No SARs have been granted.

(2) The Black-Scholes option pricing model was used in determining the present value of the options granted. The assumptions utilized in the model are as follows: .126 for expected volatility; 5.46% (5.21% for Mr. DeMichele) for risk-free rate of return; 4.5% for dividend yield and 5 years for the time of exercise (2.5 years for Mr. DeMichele).



                         STOCK OPTION EXERCISES IN 1995
                           AND YEAR-END OPTION VALUES


                                         Number of Securities       Value of
                                             Underlying           Unexercised
                  Shares                     Unexercised          In-The-Money
                 Acquired               Options at 12/31/95  Options at 12/31/95
                on Exercise    Value         Exercisable/         Exercisable/
Name             of Option   Realized(1)    Unexercisable       Unexercisable(2)
- ----             ---------   -----------    -------------       ----------------
Mr. DeMichele      26,264     $265,944     88,922   46,001    $646,413  $245,226
Mr. Levine          4,504       37,042      8,669   12,834    $ 68,543   $67,719
Mr. Norberg        14,343      144,421     39,024   29,001    $267,181  $151,056
Mr. Post              703        4,679     30,603   30,834    $267,117  $149,339
Mr. Stewart             0            0     22,999   62,501    $265,905  $553,459

_________________
(1) Value of options exercised is the market value of the shares on the exercise date minus the exercise price.

(2) Includes only those options whose per share exercise price is less than the market value of a share of Pinnacle West common stock on December 31, 1995 ($28.75 per share). Value of the outstanding options is the value of Pinnacle West common stock at year end minus the exercise price.

                     EXECUTIVE BENEFIT PLANS AND AGREEMENTS

     Employees' Retirement Plan And Supplemental Excess Benefit Retirement Plan. The following table illustrates the annual benefits, calculated on a straight-life annuity basis, that would be provided under the Company Employees' Retirement Plan and the Supplemental Excess Benefit Retirement Plan to officers of the Company who retire at the indicated compensation and longevity levels.

                                       Years of Service with APS
                                       -------------------------
  Average Annual
  Compensation(1)         5(2)            10             20             25(3)
  ---------------         ----            --             --             -----
    $150,000          $ 22,500         $ 45,000       $ 75,000       $ 90,000
     200,000            30,000           60,000        100,000        120,000
     250,000            37,500           75,000        125,000        150,000
     300,000            45,000           90,000        150,000        180,000
     350,000            52,500          105,000        175,000        210,000
     400,000            60,000          120,000        200,000        240,000
     450,000            67,500          135,000        225,000        270,000
     500,000            75,000          150,000        250,000        300,000
     550,000            82,500          165,000        275,000        330,000
     600,000            90,000          180,000        300,000        360,000
     650,000            97,500          195,000        325,000        390,000
     700,000           105,000          210,000        350,000        420,000

_____________
(1) Compensation under the retirement plan consists solely of base salary, including any amounts voluntarily deferred under the Company's savings plan. While the retirement plan does not include amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay, the Supplemental Excess Benefit Retirement Plan does include, subject to certain exceptions, these additional components of compensation. For purposes of the Employees' Retirement Plan, compensation in excess of $150,000 (as adjusted for cost-of-living) is disregarded.

(2) Although years of service begin accumulating on the date of employment, benefits do not vest until the completion of five years of service.

(3) Although the maximum number of years used in calculating benefits under the Employee's Retirement Plan is 33-1/3, a greater maximum benefit is achieved under the Supplemental Excess Benefit Retirement Plan after 25 years of service.

     For officers, a Supplemental Excess Benefit Retirement Plan provides for enhanced benefit calculations and for the payment, to those eligible, of annual benefits in excess of the maximum allowable under the basic plan, from the general assets of the Company. The number of credited years of service for each of the individuals named in the Summary Compensation Table and their 1995 remuneration covered by the Company's plans are as follows: Mr. DeMichele -- 18 years (see description of Mr. DeMichele's employment agreement below), $652,594; Mr. Levine -- 6 years, $249,855; Mr. Norberg -- 14 years (see description of Mr. Norberg's employment agreement below), $389,061; Mr. Post -- 23 years, $433,172; and Mr. Stewart -- 2 years (see description of Mr. Stewart's employment agreement below), $458,955. The amounts shown in the table are not expected to be subject to any reduction or offset for social security benefits or other significant amounts.

     In April 1978, Mr. DeMichele and the Company entered into an agreement under which the Company, in calculating Mr. DeMichele's pension benefits, granted Mr. DeMichele credit for 17 years of prior employment with another company.

     In July 1995, Mr. Norberg and the Company entered into an agreement under which the Company, in calculating Mr. Norberg's pension benefits, granted Mr. Norberg credit for four additional years of employment.

     In January 1994, the Company entered into an agreement with Mr. Stewart under which he would receive at age 60 an aggregate pension benefit based on an age 60 pension benefit from his previous employer. The benefits to be received under this agreement will be based on age and other factors existing at the time of retirement and therefore cannot be presently determined.

     Executive Severance Arrangements. The Company has entered into severance agreements, which are essentially identical in content, with each of its executive officers. The agreements are intended to provide stability of key management for the Company. Under the agreements, each officer will receive a payment and other severance benefits having an aggregate value of not more than
2.99 times the  officer's  "base  income" (the average
of the officer's annual compensation over the five years preceding the year of the "change in control") if, during the two-year period following a "change in control" of the Company, the officer's employment is terminated or the terms and conditions of his or her employment are significantly and detrimentally altered. "Change in control" includes any change in control event required to be reported under the Securities Exchange Act of 1934, an unrelated third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation unless the Company's shareholders have the same proportionate interest in the surviving corporation, or a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two-thirds of the members of the Board then serving who were members immediately prior to the change. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death, or "for cause," as defined in the agreements. An officer will not be deemed to have voluntarily terminated his or her employment if the officer's termination is due to a material adverse change in his or her duties, status, or perquisites, failure to re-elect or redesignate the officer to a position held prior to the "change in control," a significant relocation of the officer's job without his or her consent, or a material breach by the Company of the officer's severance agreement. Each of the executive severance agreements terminates on December 31 of each year, upon six months' advance notice by the Company to the officer; if such notice is not given, the agreement will continue for successive one-year periods until the notice is given.

     Supplemental Executive Benefit Plan. In 1992, the Company, together with Pinnacle West, established the Supplemental Executive Benefit Plan ("SEBP") to provide benefits to certain directors and key employees in the event of a "change in control." The administration of the SEBP, including the selection of participants, is performed by a committee appointed by the Board of Directors of Pinnacle West (the "Administrative Committee"). The Company and Pinnacle West have established an irrevocable trust to hold assets for purposes of funding the plan (the "SEBP Trust"). The SEBP provides two benefits--a change in control benefit for participants and an employer's benefit. The change in control benefit to be determined by the Administrative Committee annually will be paid in a lump sum to a participant in January of the year following the date of a change in control, provided that the participant meets certain conditions of employment. No change in control benefit will be payable to a participant who voluntarily terminated employment prior to the January distribution date. Under certain conditions, a distribution will be made to a participant prior to the scheduled distribution date.

     The employer's benefit is the amount in the SEBP Trust that is not needed to pay a participant's SEBP benefit. It will be paid in a lump sum to the Company when one of the participants terminates employment for whatever reason under circumstances which prevent him or her from qualifying for a change in control benefit or when there is an asset balance remaining in the SEBP Trust after payment of the benefit and such assets are not necessary to fund any other participant's SEBP benefits. "Change in control" as defined in the SEBP is substantially the same as the executive severance arrangements described above, except that the SEBP refers to Pinnacle West and not to the Company. In addition, a sale of more than 80% of the Company's stock, a sale of substantially all of its assets to an unaffiliated party, and situations involving bankruptcy, the appointment of a trustee, receiver or liquidator, or an assignment for the benefit of creditors by Pinnacle West, also constitutes a change in control.

                                    GENERAL

     Cost of Solicitation. The cost of solicitation, which will be by mail, will be borne by the Company. It is also anticipated that brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock held in their names.

     Voting Procedures. A majority of the outstanding shares entitled to vote in person or by proxy at the meeting will constitute a quorum for the conduct of business.

     For the election of directors, the individuals receiving the highest number of votes will be elected. The number of votes to which each shareholder will be entitled is to be determined by multiplying the number of shares of stock owned as of the March 25, 1996 record date by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees. Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

     Independent Accountants. It is contemplated that the Company's financial statements as of December 31, 1996, and for the year then ending, will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Shareholder Proposals For Next Meeting. A shareholder who intends to submit a proposal for inclusion in the proxy statement relating to next year's annual meeting of shareholders must submit such proposal so that it is received by the Company at its principal executive offices on or before December 20, 1996. The Company recommends that proponents submit their proposals by certified mail--return receipt requested.

          ARIZONA PUBLIC SERVICE COMPANY            PROXY CARD
P         P.O. Box 53999
          Phoenix, Arizona 85072-3999

          ----------------------------------------------------------------------

          THIS PROXY IS SOLICITED  ON BEHALF OF THE BOARD OF  DIRECTORS  FOR THE
R         ANNUAL MEETING ON MAY 21, 1996.

          The undersigned hereby appoints O. Mark DeMichele and Nancy C. Loftin, and each of them, proxies for the undersigned, each with full power of substitution, to attend the annual meeting of shareholders of Arizona
O Public Service Company to be held May 21, 1996, at 10:00 a.m., Phoenix time, and at any adjournment thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

          Voting with respect to the election of directors may be indicated on the reverse of this card. Nominees for director are: O. Mark
X         DeMichele,  Martha  O.  Hesse,  Marianne  Moody  Jennings,  Robert  G.
          Matlock, Jaron B. Norberg, John R. Norton III, William J. Post, Donald
          M. Riley, Henry B. Sargent, Wilma W. Schwada, Richard Snell, Dianne C. Walker, Ben F. Williams Jr., and Thomas G. Woods Jr.

Y          Your vote is important! Please sign, date and mail promptly in the enclosed postage-paid envelope.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
               HEREIN. IF NO DIRECTION IS MADE, IT WILL BE VOTED
                         FOR THE ELECTION OF DIRECTORS.
                         ---
- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

1.       Election of Directors (See Other Side)

                     FOR*                                       WITHHELD

                    [  ]                                          [  ]

*FOR ALL NOMINEES, EXCEPT WITHHOLD VOTE FOR THE FOLLOWING:

- ---------------------------------------------------------
- --------------------------------------------------------------------------------

2. In their discretion, the proxies are to vote upon such other business as may properly come before the meeting.

                                 _______________________________________________
                                   Signature                                Date


                                 _______________________________________________
                                   Signature                                Date

                                 Please sign as your name(s) appears to the left. Joint owners should both sign. Fiduciaries, attorneys, corporate officers, etc., should state their capacities.
                                   Any proxy given previously is hereby revoked.